Exhibit 99.1

Morris, Patricia S 311 Cuesta Drive Los Altos, CA 94024 Geeknet, Inc. (gknt) 2/16/2011	Geeknet, Inc. (gknt) 2/16/2011

(1)	All shares sold at an average price of $25.493336. The price breakdown is as follows:

	Shares	Price
Sold	1000	26.24
Sold	800	25.68
Sold	800	25.53
Sold	200	25.52
Sold	394	25.51
Sold	106	25.50
Sold	150	25.46
Sold	900	25.42
Sold	500	25.40
Sold	700	25.38
Sold	100	25.36
Sold	200	25.27
Sold	250	25.26
Sold	100	25.25
Sold	700	25.24
Sold	1606	25.23

(2)	Shares were sold in the amount of 2,142 shares with an average price of $26.20808. The breakdown is as follows:

100	26.43
42	26.38
100	26.34
200	26.27
200	26.25
100	26.23
600	26.20
8	26.18
300	26.18
296	26.17
196	26.00